SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

In response to numerous inquiries and expressions of support from shareholders of The Walt Disney Company (“Disney or the “Company”) relating to the involvement of Trian Fund Management, L.P. (“Trian”) with Disney, representatives of Trian have responded, and may in the future respond, with the following statement or substantially similar statements from time to time:

Thank you for your message expressing support of Trian’s nomination of our CEO & Founding Partner, Nelson Peltz to the Board of Directors of The Walt Disney Company (“Disney” or the “Company”). As a large shareholder of Disney we are interested in the long-term success of the Company and are excited about the opportunity to represent the interests of all shareholders in the boardroom. We are confident that Nelson’s significant experience and long track record of driving sustainable long-term shareholder value would make him an invaluable addition to the Disney Board as it seeks to address the challenges facing the Company. We encourage you to learn more about our efforts at www.RestoreTheMagic.com.

Important Information

Trian, together with certain other affiliates who are participants (the “Participants”) in solicitation of shareholders of the Company in connection with its 2023 annual meeting of shareholders (the “2023 Annual Meeting”), intend to file a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) in anticipation of such solicitation.  Shareholders are advised to read the definitive proxy statement and any other documents related to the 2023 Annual Meeting when they become available because they will contain important information.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement filed by the Participants with the SEC on January 12, 2023. This document is available free of charge on the SEC website. The definitive proxy statement, when filed, and other relevant documents, will also be available on www.RestoreTheMagic.com and the SEC website, free of charge, and by directing a request to Trian Partners’ proxy solicitor, Okapi Partners LLC, 1212 Avenue of the Americas, 17th Floor New York, New York 10036 (Shareholders can call toll-free: +1 (877) 629-6357).